Exhibit 3.7(a)

STATE OF DELAWARE
CERTIFICATE OF FORMATION OF
BASSCO VALLEY, LLC

           FIRST:     The name of the limited liability company is BASSCO VALLEY, LLC.

           SECOND:     The address of its registered office in the state of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is The Corporation Trust Company.

           THIRD:     Under the limited liability company agreement, the members have agreed that no member, as such shall have the authority to bind the limited liability company.

           IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Bassco Valley, LLC, this 9th day of October, 1996.

/s/ Lori A. Dixon Lori A. Dixon, Authorized Person

CERTIFICATE TO RESTORE TO GOOD STANDING
FOR A DELAWARE LIMITED LIABILITY COMPANY
PURSUANT TO TITLE 6, SECTION 18-1107

           1.     The name of the limited liability company is Bassco Valley, LLC.

           2.     The date the original Certificate of Formation was filed with the Delaware Secretary of State was 10/9/1996.

           3.     The undersigned Authorized Person of the above-named Limited Liability Company hereby certifies that this Limited Liability Company is paying all annual taxes, penalties and interest due to the State of Delaware.

           4.     The undersigned Authorized Person hereby requests that this Limited Liability Company be restored to good standing.

/s/ William H. Haselhoff Authorized Person William H. Haselhoff, Secretary/Treasurer of Hayman Holdings, Inc. sole Member and Manager of Bassco Valley, LLC